Exhibit 4.1
AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT
     This Amendment No. 1 to Amended and Restated Rights Agreement (“Amendment No. 1”), dated as of February 11, 2008, is by and between Possis Medical, Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank, National Association. (the “Rights Agent”).
     WHEREAS, on December 12, 1996 the Company and the Rights Agent entered into a Rights Agreement;
     WHEREAS, on December 23, 2006, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement (the “Agreement”, the terms of which are incorporated herein by reference and made a part hereof); and
     WHEREAS, the Company, with the unanimous approval of the Board of Directors of the Company, has duly authorized the execution and delivery of this Amendment No. 1 and this Amendment No. 1 is executed by the Company and the Rights Agent pursuant to Section 27 of the Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:
     1. Defined Terms. Terms defined in the Agreement and used and not otherwise defined herein shall have the meanings given to them in the Agreement.
     2. Amendment of Section 1. Section 1 of the Agreement is amended to add the following at the end of the paragraph entitled “Acquiring Person”:
“Notwithstanding anything to the contrary contained in this Agreement, neither MEDRAD, Inc., a Delaware corporation (“MEDRAD”), nor Phoenix Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of MEDRAD (“Phoenix Acquisition”), shall at any time come within the definition of an Acquiring Person as a result of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 11, 2008, among MEDRAD, Phoenix Acquisition and the Company (as such agreement may be amended from time to time, the “Merger Agreement”).”
     3. Amendment of Section 3(a). Section 3(a) of the Agreement is hereby amended to add the following paragraph at the end thereof:
“Notwithstanding anything to the contrary contained in this Agreement, the occurrence of (A) the adoption, approval, execution, delivery and consummation of the transactions contemplated by the Merger Agreement and the Company Support Agreements (as defined in the Merger Agreement), (B) the consummation of the transactions contemplated by the Merger Agreement or (C) the announcement of any of the foregoing events will not, individually or collectively, cause (i) the Rights to become exercisable or (ii) the occurrence of a Distribution Date, a Triggering Event or a Shares Acquisition Date.”
     4. Rights Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this Amendment No. 1 shall be effective as of February 11, 2008. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.
     5. Miscellaneous. This Amendment No. 1 shall for all purposes be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts to be made and performed entirely with the State of Minnesota.
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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Amended and Restated Rights Agreement to be duly executed as of the day and year first above written.

POSSIS MEDICAL, INC.
/s/ Robert G. Dutcher
Robert G. Dutcher,
Chairman, President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Patti Boyd
Patti Boyd
Its: Officer